UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 7, 2007

Date of Report (Date of earliest event reported)

Macrovision Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22023	77-0156161
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 6, 2007, Macrovision Corporation (“Macrovision”) entered into an Agreement and Plan of Mergers (the “Merger Agreement”) to acquire Gemstar-TV Guide International, Inc. (“Gemstar-TV Guide”) in a cash and stock transaction (the “Transaction”). The aggregate value of the Transaction to Gemstar-TV Guide stockholders, based on the closing price for the Macrovision stock on December 6, 2007, is approximately $2.8 billion.

Under the terms of the Merger Agreement, each share of Gemstar-TV Guide stock will be converted into the right to receive, at the election of each individual stockholder, subject to proration as detailed in the Merger Agreement, $6.35 in cash or 0.2548 of a share of common stock in a new holding company that will own both Gemstar-TV Guide and Macrovision. Macrovision stockholders will continue to own one share in the new holding company for each share of Macrovision common stock owned as of the closing.

A copy of the joint press release of the Company and Gemstar-TV Guide announcing the execution of the Merger Agreement is included herein as Exhibit 99.1. The joint press release is incorporated herein by reference and the foregoing description of such transaction is qualified in its entirety by reference to such press release.

Stockholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about the Company and Gemstar-TV Guide, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to the Company or Gemstar-TV Guide.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description
99.1	Press release dated December 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Macrovision Corporation (Registrant)

Date: December 7, 2007	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel

3